Exhibit 10.1

DIRECTOR COMPENSATION ARRANGEMENTS

Effective January 1, 2009 and until further modified by the Board, our non-employee directors receive the compensation set forth below.  Non-employee directors do not receive any other compensation for service on the Board of Directors or its committees, other than reimbursement of reasonable expenses. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board of Directors.  All equity awards are granted under our 2006 Long Term Incentive Plan, as amended.

Upon initial election to the Board of Directors (one-time grant)	A stock option award to purchase 25,000 shares of common stock. (1)

An award of 20,000 shares of common stock, pro-rated for the number of calendar quarters remaining in the year. (2)

Annually	An award of 20,000 shares of restricted stock or 20,000 restricted stock units, as elected by each director in his or her discretion, in January of each year for service that year. (2) (3)

A cash retainer of $25,000, paid quarterly in arrears for ongoing service to the Board and pro-rated for any partial year of service.

Upon the 10th and 15th anniversary of service on the Board of Directors	A stock option award to purchase 20,000 shares and 25,000 shares of common stock, respectively. (1)

(1)  Stock options vest one-third on each anniversary of the award date while the director remains in service with us.  The exercise price is the closing price of our common stock as quoted on The NASDAQ Global Market on the date of grant.  This award has a term of ten years subject to earlier termination.

(2)  Awards of common stock, restricted stock and restricted stock units are fully-vested on the date of grant and are not subject to repurchase by the Company.

(3)   Directors may select future payment dates for the shares issued upon the settlement of restricted stock units, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

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